Exhibit 3.1

     Section 8. Quorum. Except as otherwise provided by statute or by the Certificate of Incorporation, the holders of no less than one-third (1/3) of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all Meetings of the Shareholders for the transaction of business, except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than one-third (1/3) of the shares of that class or series or classes or series. If, however, such quorum shall not be present or represented at any Meeting of the Shareholders, the Shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting.